Item 5:

         EARTH SEARCH SCIENCES CONCLUDES LICENSE AGREEMENT WITH NORANDA

         McCALL, Idaho - Earth Search Sciences, Inc., (OTC: EDIS) announced today that it signed an exclusive license agreement with Noranda Mining and Exploration, Inc., which provides that Noranda, Falconbridge Ltd., and certain of their affiliates have rights to utilize ESSI's hyperspectral "Probe-1" airborne remote sensing technology for commercial mining purposes.
         Earth Search Sciences and Noranda have also entered into a services agreement under which ESSI has agreed to provide the hyperspectral scanning services.
         These agreements provide for a fee schedule for services and a profit-sharing arrangement on future discoveries through net smelter royalties
(NSRs) and net profit interest royalties (NPIs).

         In connection with these transactions, Noranda and Falconbridge have agreed to make a $1 million (US) equity investment in Earth Search Sciences.

          "This is a unique arrangement where a major mining company is investing in a service provider, as well as structuring a profit sharing scenario to acquire the rights to an exploration technology," company chairman Larry Vance said. "We hope that the agreement with Noranda will provide Earth Search Sciences with the `jump start' it was seeking in its emergence as a new growth company."

         The 3-year exclusive license agreement will give Noranda the exclusive right to utilize ESSI's world class hyperspectral remote sensing technology for commercial mining purposes. This technology enhances the potential for discovery of key mineral deposits by assisting in the identification of surface mineralogy and exploration prospects. This leading edge technology allows mapping of the Earth's surface in a quick and effective manner.

         Noranda's mining and metals group is one of the world's largest producers of zinc and nickel, and is a significant producer of aluminum, copper, lead, sulfuric acid, gold, silver, cobalt and wire rope. It is also a major recycler of base and precious metals. For the first nine months of 1997, Noranda reported net earnings of $197 million (CDN) on revenues of $7.7 billion (CDN). Noranda's assets amounted to $15.9 billion (CDN).

         Earth   Search   Sciences  in  1997  brought  to  market  its  Probe  1
hyperspectral imaging system following 10 years of research and development.
The instrument was designed and manufactured under contract to Earth Search Sciences by Integrated Spectronics Pty. Ltd., of Sydney, Australia. Concurrently, Applied Signal and Image Technology, Inc., of Millersville, Maryland, developed near-real-time processing software for use in computers integrated with Probe 1.